Exhibit 10(e)

BANK OF AMERICA 401(k) RESTORATION PLAN

(as amended and restated effective January 1, 2005)

BANK OF AMERICA 401(k) RESTORATION PLAN

BANK OF AMERICA 401(k) RESTORATION PLAN

(as amended and restated effective January 1, 2005)

THIS INSTRUMENT OF AMENDMENT AND RESTATEMENT is executed by BANK OF AMERICA CORPORATION, a Delaware corporation (the “Corporation”);

Statement of Purpose

The Corporation sponsors the Bank of America 401(k) Restoration Plan (the “Restoration Plan”). The purpose of the Restoration Plan is to provide benefits, on a non-qualified and unfunded basis, to certain associates whose benefits under The Bank of America 401(k) Plan or the FleetBoston Financial Savings Plan are adversely affected by the limitations of Sections 401(a)(17), 401(k)(3), 401(m), 402(g) and 415 of the Internal Revenue Code, as well as any other limitations that may be placed on highly compensated participants under such plans.

The Participating Employers are amending and restating the Restoration Plan effective January 1, 2005 as set forth herein to (i) reflect certain design changes to the Restoration Plan as part of a broader re-design of benefit plans in connection with the Corporation’s merger with FleetBoston Financial Corporation, (ii) provide for the Restoration Plan’s compliance with the requirements of Code Section 409A and (iii) otherwise meet current needs.

NOW, THEREFORE, for the purposes aforesaid, the Corporation hereby amends and restates the Restoration Plan effective January 1, 2005 to consist of the following Articles I through V:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Unless the context clearly indicates otherwise, when used in the Restoration Plan:

Account means, collectively, the Deferral Account and Matching Contribution Restoration Account and a Predecessor Company Account (if any).

Associate means a common law employee of a Participating Employer who is identified as an employee in the personnel records of the Participating Employer.

Base Salary for an Eligible Associate means the portion of the Eligible Associate’s compensation treated as base salary or wages by the Eligible Associate’s Participating Employer, or for an Eligible Associate who receives commissions, the portion of the Eligible Associate’s compensation treated as draw by the Eligible Associate’s Participating Employer.

Beneficiary means the “Beneficiary” under the 401(k) Plan of a Participant, unless the Participant elects a different Beneficiary for purposes of the Restoration Plan in accordance with such procedures as the Personnel Group may establish from time to time. If there is no Beneficiary election in effect under the 401(k) Plan or the Restoration Plan at the time of a Participant’s death, or if the designated Beneficiary fails to survive the Participant, then the Beneficiary shall be the Participant’s surviving spouse, or if there is no surviving spouse, the Participant’s estate.

Class Year Deferrals means the following:

(i)	For each Plan Year, the deferrals of a Participant’s Base Salary under Section 3.3(b) for the Plan Year plus the deferral of any portion of the Participant’s Eligible Incentive Award earned for services rendered during the Plan Year, including any related adjustments for deemed investments in accordance with Section 3.5 below.

(ii)	In addition, in accordance with Section 3.8(a) below, all matching contributions credited to the Restoration Plan for a Participant after 2005 under Section 3.4 below plus any other amounts credited to the Restoration Plan for the Participant after 2005 under Section 3.12 below, including any related adjustments for deemed investments in accordance with Section 3.5 below, shall collectively constitute one separate set of Class Year Deferrals for the Participant.

Code means the Internal Revenue Code of 1986. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

Code Limitations means any one or more of the limitations and restrictions that Sections 401(a)(17), 401(k)(3), 401(m), 402(g) and 415 of the Code place on the pre-tax retirement savings contributions and employer matching contributions for a Participant under the 401(k) Plan. In addition, Code Limitations means and refers to any other limitations on contributions under the 401(k) Plan or established by the 401(k) Plan administrative committee with respect to highly compensated participants.

Committee means the committee designated pursuant to Section 2.1 of the Restoration Plan.

Completion Incentive means an incentive award payable to an Eligible Associate upon completion of an assignment outside the United States, which incentive award relates to one or more Plan Years, all pursuant to an incentive arrangement approved for purposes of the Restoration Plan by the Committee.

Corporation is defined in the introduction as Bank of America Corporation, a Delaware corporation, and any successor thereto.

Deferral Account means the account established and maintained on the books of a Participating Employer to record a Participant’s interest under the Restoration Plan attributable to amounts credited to the Participant pursuant to Section 3.3 below.

EIP means the Bank of America Corporation Equity Incentive Plan, as in effect from time to time.

Eligible Associate means, for a Plan Year, an Associate who the Personnel Group has determined satisfies the eligibility requirements set forth in Section 3.1 below for the Plan Year.

Eligible Incentive Award means (i) any commissions and (ii) any incentive awards payable in cash pursuant to (A) the Bank of America Executive Incentive Compensation Plan or (B) any other incentive compensation plan of the Corporation or any of its Subsidiaries approved for purposes of this Restoration Plan by the Committee. Eligible Incentive Awards may be payable annually, quarterly, or on such other basis as provided by the applicable plan. Eligible Incentive Awards shall not include contest prizes, hiring, retention or employment referral bonuses, one-time bonuses, suggestion program awards or any severance or similar benefits. For a legacy Fleet Associate who is an Eligible Associate for Plan Year 2005 or later, any incentive compensation payable during 2005 or later for performance year 2004 shall not be included as an Eligible Incentive Award and shall not otherwise be deferrable under the Restoration Plan.

401(k) Plan means, with respect to an Eligible Associate, the applicable tax-qualified 401(k) plan in which the Eligible Associate participates: namely, either The Bank of America 401(k) Plan or the FleetBoston Financial Savings Plan, as such plans are in effect from time to time.

Matchable Compensation means the total gross Base Salary and Eligible Incentive Awards payable to a Participant during the portion of a Plan Year (if any) during which the Participant is eligible to receive matching contributions under the 401(k) Plan; provided, however, that in no event shall Matchable Compensation for the Plan Year exceed Two Hundred Fifty Thousand Dollars ($250,000).

Matchable Deferrals means the aggregate pre-tax retirement savings contributions made by a Participant under the 401(k) Plan during the portion of a Plan Year (if any) during which the Participant is eligible to receive matching contributions under the 401(k) Plan plus the aggregate deferrals of Base Salary and Eligible Incentive Awards made by the Participant under the Restoration Plan during such period.

Matching Contribution Restoration Account means the account established and maintained on the books of a Participating Employer to record a Participant’s interest under the Restoration Plan attributable to amounts credited to the Participant pursuant to Section 3.4(b) or Section 3.4(c) of the Restoration Plan.

Match Rate for a Participant for a Plan Year means the Participant’s Matchable Deferrals for the Plan Year divided by the Participant’s Matchable Compensation for the Plan Year; provided, however, that in no event shall the Match Rate for the Plan Year exceed five percent (5%).

Participant means an Eligible Associate who has elected to participate in the Restoration Plan for a Plan Year, or any other current or former Associate who has an Account balance under the Restoration Plan.

Participating Employer means (i) the Corporation, (ii) each other “Participating Employer” under (and as defined in) the 401(k) Plan on the date hereof and (iii) any other incorporated or unincorporated trade or business which may hereafter adopt both the 401(k) Plan and the Restoration Plan. In addition, the Personnel Group, in its sole and exclusive discretion, may designate certain other entities as “Participating Employers” under the Restoration Plan for such purposes as the Personnel Group may determine from time to time.

Personnel Group means the Personnel Group of the Corporation.

Plan Year means the twelve-month period commencing January 1 and ending the following December 31.

Pre-2005 Account means deferrals, matching contributions or any other contributions that were credited to the Restoration Plan prior to 2005, including any related adjustments for deemed investments in accordance with Section 3.5 below.

Restoration Plan is defined in the Statement of Purpose as this plan: the Bank of America 401(k) Restoration Plan as in effect from time to time.

Rule of 60 with respect to a Participant means the Participant’s having (i) completed at least ten (10) years of “Vesting Service” under the tax-qualified Pension Plan sponsored by Bank of America in which the Participant participates (namely, either The Bank of America Pension Plan or the FleetBoston Financial Pension Plan, as such plans are in effect from time to time) and (ii) attained a combined age and years of “Vesting Service” equal to at least sixty (60).

2005 Account means (i) deferrals, matching contributions or any other contributions that were credited to the Restoration Plan during 2005 plus (ii) any deferral of an Eligible Incentive Award for performance year 2005 credited to the Restoration Plan after 2005, in each case including any related adjustments for deemed investments in accordance with Section 3.5 below.

ARTICLE II

PLAN ADMINISTRATION

Section 2.1 Committee. The Restoration Plan shall be administered by the “Committee” under (and as defined in) the 401(k) Plan (although certain provisions of the Restoration Plan shall be administered by the Personnel Group as specified herein). The Committee shall be empowered to interpret the provisions of the Restoration Plan and to perform and exercise all of the duties and powers granted to it under the terms of the Restoration Plan by action of a majority of its members in office from time to time. The Committee may adopt such rules and regulations for the administration of the Restoration Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. All interpretations and decisions made (both as to law and fact) and other action taken by the Committee with respect to the Restoration Plan shall be conclusive and binding upon all parties having or claiming to have an interest under the Restoration Plan. Not in limitation of the foregoing, the Committee shall have the discretion to decide any factual or interpretative issues that may arise in connection with its administration of the Restoration Plan (including without limitation any determination as to claims for benefits hereunder), and the Committee’s exercise of such discretion shall be conclusive and binding on all affected parties as long as it is not arbitrary or capricious. The Committee may delegate any of its duties and powers hereunder to the extent permitted by applicable law.

ARTICLE III

DEFERRED COMPENSATION PROVISIONS

Section 3.1 Eligibility. Prior to each Plan Year, or at such other times as the Personnel Group shall determine consistent with applicable law, the Personnel Group shall determine which Associates shall be Eligible Associates for such Plan Year in accordance with the provisions of this Section. An Associate shall be an Eligible Associate with respect to the 2005 Plan Year if:

(i) the Personnel Group determines that the Associate has either (A) an annual rate of Base Salary as of the date of eligibility determination equal to or exceeding One Hundred Fifty Thousand Dollars ($150,000), (B) total cash compensation year-to-date through the date of eligibility determination for the 2005 Plan Year equal to or exceeding One Hundred Fifty Thousand Dollars ($150,000) or (C) total cash compensation year-to-date through the date of eligibility determination for the 2005 Plan Year plus Base Salary projected to year-end equal to or exceeding One Hundred Fifty Thousand Dollars ($150,000); or

(ii) with respect to a newly hired Associate, the Associate has an annual rate of Base Salary equal to or exceeding One Hundred Fifty Thousand Dollars ($150,000).

An Associate shall be an Eligible Associate with respect to any Plan Year after the 2005 Plan Year if:

(x) the Personnel Group determines that the Associate either (A) has an annual rate of Base Salary as of the date of eligibility determination equal to or exceeding One Hundred Fifty Thousand Dollars ($150,000) or (B) had total cash compensation for the one-year period immediately prior to the date of eligibility determination equal to or exceeding One Hundred Fifty Thousand Dollars ($150,000); or

(y) with respect to a newly hired Associate, the Associate has an annual rate of Base Salary equal to or exceeding One Hundred Fifty Thousand Dollars ($150,000).

The Personnel Group, in its discretion, shall establish the administrative procedures with respect to the foregoing eligibility determinations, including without limitation the measurement of total cash compensation for any period. Notwithstanding the foregoing, the Personnel Group may, in its discretion, determine that an Associate or group of Associates who otherwise meet the foregoing requirements are nonetheless ineligible to participate in the Restoration Plan.

Section 3.2 Form and Time of Elections. Each Eligible Associate for a Plan Year may elect to defer under the Restoration Plan such amounts as provided by this Article III in accordance with the procedures set forth in this Section 3.2. Such deferral elections shall be made prior to January 1 of the Plan Year, provided that a newly hired Associate who first becomes eligible to participate in the Restoration Plan after the start of the Plan Year may make such deferral election within thirty (30) days after first becoming eligible to participate in the Restoration Plan as notified by the Personnel Group. All elections made under this Section 3.2 shall be made in writing on a form, or pursuant to such other non-written procedures, as may be prescribed from time to time by the Personnel Group and shall be irrevocable for such Plan Year. In addition, if an Eligible Associate elects to defer any Base Salary or Eligible Incentive Awards under the Restoration Plan for a Plan Year, any election by the Eligible Associate to defer compensation under the 401(k) Plan shall also be irrevocable for the Plan Year. An election to defer by a newly hired Associate made after the start of the Plan Year shall only apply prospectively to amounts otherwise payable after the date of the applicable deferral election. An election by an Eligible Associate under this Section 3.2 shall continue in effect for all subsequent Plan Years (during which the Eligible Associate remains an Eligible Associate) unless and until changed or terminated by the Eligible Associate in accordance with procedures established from time to time by the Personnel Group. Any such change in or termination of an election under this Section 3.2 shall be effective as of the January 1 of the next succeeding Plan Year and shall be irrevocable for such Plan Year. If an Eligible Associate elects to participate in the Restoration Plan for a Plan Year, terminates employment during the Plan Year and is subsequently re-hired during the same Plan Year as an Eligible Associate, the election to defer under the Restoration Plan with respect to such Plan Year that was in effect prior to termination of employment shall remain in effect for the Plan Year after the re-hire date. Notwithstanding any provision herein to the contrary, Eligible Associates who made an election to defer Eligible Incentive Awards earned for performance during 2005 and otherwise payable in 2006 shall be given the opportunity during 2005 to rescind or reduce such deferral election at such time and pursuant to such procedures as adopted by the Personnel Group for such purpose.

Section 3.3 Deferrals.

(a) Deferral Accounts. A Participating Employer shall establish and maintain on its books a Deferral Account for each Eligible Associate employed by such Participating Employer who elects pursuant to Section 3.2 to defer the receipt of any amount under the Restoration Plan. Such Deferral Account shall be designated by the name of the Eligible Associate for whom established. The amount to be deferred under this Section 3.3 for a payroll period shall be credited to such Deferral Account on, or as soon as administratively practicable after, the payroll date. See Section 3.10 below regarding the effect of “catch-up” contribution elections under the 401(k) Plan.

(b) Election to Defer Base Salary. An Eligible Associate for a Plan Year may elect pursuant to Section 3.2 above to defer up to thirty percent (30%) of the Eligible Associate’s Base Salary for the Plan Year; provided, however, that no such deferral shall be made unless and until no additional deferrals may be made to the 401(k) Plan because of the Code Limitations.

(c) Election to Defer Eligible Incentive Awards. Each Eligible Associate for a Plan Year may elect pursuant to Section 3.2 above to defer up to ninety percent (90%) of any Eligible Incentive Award otherwise payable to the Eligible Associate for services rendered during the Plan Year (regardless of whether the Eligible Incentive Award is payable during or after the applicable Plan Year). Such deferral shall be made without regard to the Code Limitations. Any portion of an Eligible Incentive Award not deferred under the Restoration Plan shall be excluded from the Eligible Associate’s compensation under the 401(k) Plan in accordance with, and subject to, the terms and provisions of the 401(k) Plan (and therefore shall not be included in determining the amount of the Eligible Associate’s pre-tax retirement savings contributions or employer matching contributions under the 401(k) Plan).

Section 3.4 Matching Contributions.

(a) Matching Contribution Restoration Account. A Participating Employer shall establish and maintain on its books a Matching Contribution Restoration Account for each Eligible Associate employed by such Participating Employer who is credited with a matching contribution under this Section 3.4. Such Matching Contribution Restoration Account shall be designated by the name of the Eligible Associate for whom established.

(b) Matching Contributions for Restoration Plan Deferrals. Subject to the provisions of Section 3.4(d) below, if a Participant defers any amount under the Restoration Plan during a Plan Year in which the Participant is eligible to receive matching contributions under the 401(k) Plan, the Participant shall be eligible to be credited with a matching contribution to the Participant’s Matching Contribution Restoration Account for the Plan Year. The amount of the matching contribution shall equal Amount A less Amount B (but not less than zero), where:

Amount A equals the Participant’s Match Rate for the Plan Year multiplied by the Participant’s Matchable Compensation for the Plan Year; and

Amount B equals the aggregate amount of matching contributions allocated to the Participant’s account under the 401(k) Plan for each payroll period ending during the Plan Year plus the amount of any additional “true-up” match under the 401(k) Plan for the Plan Year.

Matching contributions under the Restoration Plan shall be determined and credited as soon as administratively practicable following the end of the applicable Plan Year.

(c) Matching Contributions for EIP Awards. Under the EIP, a percentage of an eligible Associate’s annual incentive award earned for a performance period beginning on or after January 1, 2002 is made in the form of an award of restricted stock shares or restricted stock units granted under the Bank of America Corporation 2003 Key Associate Stock Plan (or any successor stock plan). The remaining portion of the Associate’s annual incentive award is payable in cash. Only the portion of the Associate’s annual incentive award payable in cash is eligible for deferral under the 401(k) Plan or the Restoration Plan. However, for an Associate covered by the EIP who is eligible to receive matching contributions under the 401(k) Plan at the time when the cash portion of such annual incentive award is payable and who either:

(i) is an Eligible Associate who has made a deferral election under the Restoration Plan applicable to the cash portion of such annual incentive award; or

(ii) is not an Eligible Associate but who has made a deferral election under the 401(k) Plan applicable to the cash portion of such annual incentive award,

the Associate’s Participating Employer shall credit to the Participant’s Matching Contribution Restoration Account an amount equal to five percent (5%) of the “Principal Amount” (as defined in the EIP) with respect to such annual incentive award; provided, however, that in no event shall the combined matching contributions under Section 3.4(b) above, this Section 3.4(c) and the 401(k) Plan for the Plan Year exceed Twelve Thousand Five Hundred Dollars ($12,500). For purposes of this Section, the EIP Principal Amount for an Associate who is in Band 0 shall be the amount communicated to the Personnel Group by the Corporation’s Executive Compensation group as the EIP Principal Amount. Notwithstanding any provision herein to the contrary, for a legacy Fleet Associate who is an Eligible Associate for Plan Year 2005 and who receives an EIP award with respect to performance during 2004, no matching contribution shall be provided under this Section 3.4(c) with respect to such EIP award.

(d) Transition for Performance Year 2004 Incentive Awards. Notwithstanding any provision herein to the contrary, for an Associate who was a “Key Associate” for performance year 2004 under the Restoration Plan as in effect prior to January 1, 2005, the determination of matching contributions under the Restoration Plan with respect to any “Annual Incentive Award” (as defined under the Restoration Plan as in effect before January 1, 2005) or EIP award made with respect to performance year 2004 and which is payable or awarded in 2005 or later shall be made in accordance with the provisions of the Restoration Plan as in effect prior to January 1, 2005 (including application of the $1,000,000 compensation limit that applied under the Restoration Plan prior to January 1, 2005). Any such “Annual Incentive Awards” and any Restoration Plan deferrals with respect thereto shall not be included in determining the Participant’s Matchable Compensation or Matchable Deferrals under Section 3.4(b) for Plan Year 2005 or after.

(e) Payroll Taxes. The Personnel Group may determine, in its sole and exclusive discretion, to deduct from the amount otherwise to be credited to the Matching Contribution Restoration Account of a Participant for a Plan Year an amount necessary to pay any related payroll taxes.

Section 3.5 Account Adjustments.

(a) Account Adjustments for Deemed Investments. The Committee shall from time to time designate one or more investment vehicle(s) in which the Accounts of Participants shall be deemed to be invested. The investment vehicle(s) may be designated by reference to the investments available under other plans sponsored by a Participating Employer (including the 401(k) Plan). Each Participant shall designate the investment vehicle(s) in which his or her Account shall be deemed to be invested according to the procedures developed by the Personnel Group, except as otherwise required by the terms of the Restoration Plan. No Participating Employer shall be under an obligation to acquire or invest in any of the deemed investment vehicle(s) under this subparagraph, and any acquisition of or investment in a deemed investment vehicle by a Participating Employer shall be made in the name of the Participating Employer and shall remain the sole property of the Participating Employer. The Committee shall also establish from time to time a default fund into which a Participant’s Account shall be deemed to be invested if the Participant fails to provide investment instructions pursuant to this Section 3.5(a). Effective January 1, 2005, such default fund shall be the Stable Capital Fund (or Stable Asset Fund for a legacy Fleet Associate).

(b) Periodic Account Adjustments. Each Account shall be adjusted from time to time at such intervals as determined by the Personnel Group. The Personnel Group may determine the frequency of account adjustments by reference to the frequency of account adjustments under another plan sponsored by a Participating Employer. The amount of the adjustment shall equal the amount that each Participant’s Account would have earned (or lost) for the period since the last adjustment had the Account actually been invested in the 401(k) Plan in the deemed investment vehicle(s) designated by the Participant for such period pursuant to Section 3.5(a). The Personnel Group may establish any limitations on the frequency in which Participants may make investment designations under this Section 3.5 as the Personnel Group may determine necessary or appropriate from time to time, including limitations related to frequent trading or market timing activities.

Section 3.6 Vesting of Accounts. All Deferral Accounts are fully (100%) vested. Because all 401(k) matching contributions are fully (100%) vested as of January 1, 2005, all Matching Contribution Restoration Accounts shall be fully (100%) vested for any active Associate who participates in the Restoration Plan from and after January 1, 2005. The vesting provisions of the Restoration Plan as in effect prior to January 1, 2005 shall continue to apply to any Associate who terminated employment with the Participating Employers prior to January 1, 2005.

Section 3.7 Distribution Provisions for 2005.

(a) In-Service Withdrawals. Up through September 30, 2005 (or such other date during 2005 as selected by the Personnel Group), each Participant who is in the active service of a Participating Employer shall continue to be eligible to receive in-service withdrawals with a ten percent (10%) forfeiture consistent with the provisions of Section 3.8(a) of the Restoration Plan as in effect on December 31, 2004, but without the requirement that the Participant be suspended from making any deferral elections under the Restoration Plan for the 2006 Plan Year. In addition, each Participant who is in the active service of a Participating Employer shall be given the opportunity to elect up through September 30, 2005 (or such other date during 2005 as selected by the Personnel Group) a distribution of some or all of the Participant’s Account balance as of such date (without requirement of a ten percent (10%) forfeiture). Such distribution shall be made on or about October 31, 2005 (or such other date during 2005 as determined by the Personnel Group). In addition, Participants shall be eligible during 2005 to make in-service withdrawals for unforeseeable emergency in accordance with the provisions of Section 3.8(h) below.

(b) Special Payment Elections. Each Participant who is in the active service of a Participating Employer on any date during 2005 shall be given the opportunity during 2005 to make a payment election applicable separately to the Participant’s (i) Pre-2005 Account and (ii) 2005 Account, in each case to the extent such amounts are not otherwise withdrawn during 2005 pursuant to Section 3.7(a) above. The Participant may in each case elect from among the class year payment options set forth in Section 3.8(b) below, and such election shall be immediately effective. In the event a Participant covered by this Section 3.7(b) fails to make a payment election with respect to either the Participant’s Pre-2005 Account or 2005 Account, as applicable, the payment method shall be (x) the payment method most recently elected by the Participant under the Restoration Plan according to the records of the Personnel Group, even if that prior payment election had not yet become effective, or (y) in the absence of any such prior payment election, a lump sum payment following termination of employment as set forth in Section 3.8(b) below. Any subsequent change to such payment election must comply with the requirements of Section 3.8(c) below. Payments pursuant to such election shall otherwise be subject to the requirements of Section 3.8 below, including without limitation the default lump sum payment rules of Section 3.8(d) and the special rules for certain “specified employees” pursuant to Section 3.8(i).

Section 3.8 Distribution Provisions After 2005.

(a) Class Year Payment Elections. A Participant for a Plan Year beginning on or after January 1, 2006 shall elect from among the available forms of payment set forth in Section 3.8(b) below the form of payment that shall apply to the Class Year Deferrals for such Plan Year. The class year payment election shall be made coincident with the deferral elections under Section 3.3(b) and (c) above for such Plan Year. In addition, as to the Class Year Deferrals comprised of all matching contributions credited after 2005 pursuant to Section 3.4 above or any other amounts credited after 2005 pursuant to Section 3.12 below for a Participant, the applicable class year payment election shall be made by the Participant coincident with the first time the Participant makes a deferral election under the Restoration Plan for any Plan Year beginning on or after January 1, 2006.

(b) Available Forms of Payment. A Participant shall select from among the following forms of payment for each set of Class Year Deferrals. The Participant must select a single form of payment applicable to each set of Class Year Deferrals (i.e., a set of Class Year Deferrals may not be “split” among more than one form of payment):

Lump Sum Payment Following Termination of Employment. The balance of the applicable Class Year Deferrals shall be payable following the Participant’s termination of employment with the Participating Employers in a single cash payment.

Lump Sum Payment In Specified Year. The balance of the applicable Class Year Deferrals shall be payable in the calendar year elected by the Participant, not to exceed the calendar year in which the Participant attains age 75, in a single cash payment.

Annual Installments Following Termination of Employment. The balance of the applicable Class Year Deferrals shall be payable following the Participant’s termination of employment with the Participating Employers in annual installment payments over a period of years selected by the Participant not to exceed ten (10).

Annual Installments Commencing In Specified Year. The balance of the applicable Class Year Deferrals shall be payable commencing in the calendar year elected by the Participant, not to exceed the calendar year in which the Participant attains age 75, in annual installment payments over a period of years selected by the Participant not to exceed ten (10).

A Participant who fails to make a class year payment election for a set of Class Year Deferrals in accordance with the provisions of this Section 3.8(b) shall be deemed to have elected for such set of Class Year Deferrals a lump sum payment following termination of employment.

(c) Subsequent Changes to Payment Elections. A Participant may change the form of payment elected under Section 3.8(b), or the form of payment subsequently elected under this Section 3.8(c), with respect to a set of Class Year Deferrals only if (i) such election is made at least twelve (12) months prior to the date the payment of the Class Year Deferrals would have otherwise commenced and (ii) the effect of such election is to defer commencement of such payments by at least five (5) years.

(d) Default Lump Sum Payment. Notwithstanding any provision herein to the contrary, a Participant’s entire Account balance shall be payable in a single cash payment following the Participant’s termination of employment with the Participating Employers if, as of the Participant’s date of termination of employment with the Participating Employers, either (i) the amount of the Participant’s Account balance equals Fifty Thousand Dollars ($50,000) or less or (ii) the Participant had less than five (5) years of “Vesting Service” under the tax-qualified Pension Plan sponsored by Bank of America in which the Participant participates (namely, either The Bank of America Pension Plan or the FleetBoston Financial Pension Plan, as such plans are in effect from time to time).

(e) Timing of Lump Sum Payments.

Lump Sum Payment Following Termination of Employment. Class Year Deferrals payable as a lump following a Participant’s termination of employment with the Participating Employers shall be paid in a single cash payment to the Participant within ninety (90) days following the end of the Plan Year in which the termination of employment occurs; provided, however, that if the Personnel Group is not notified of a Participant’s termination of employment with the Participating Employer’s until after the end of the Plan Year in which such termination of employment occurs, then payment shall be made by the end of the Plan Year following the Plan Year of termination of employment. The Class Year Deferrals shall continue to be credited with adjustments under Section 3.5 through the last business day immediately preceding the payment date.

Lump Sum Payment In Specified Year. For any Class Year Deferrals payable as a lump in a specified year elected by a Participant, the Participant shall be paid during the first ninety (90) days of the applicable Plan Year of payment elected by the Participant a single cash payment in an amount equal to the balance of the Class Year Deferrals as of the last business day immediately preceding the payment date. If the Plan Year of payment is after the date of the Participant’s termination of employment with the Participating Employers, then:

(i)	if the Participant terminated employment having satisfied the Rule of 60, the Participant shall continue to be eligible to elect from among the available deemed investment vehicles pursuant to Section 3.5 through the last business day immediately preceding the payment date; and

(ii)	for any other Participant, the Participant shall continue to be eligible to elect from among the available deemed investment vehicles pursuant to Section 3.5 through the end of the Plan Year in which the Participant terminates employment (or, if applicable, through the end of a subsequent calendar year as determined by the Personnel Group if the Personnel Group is not notified of a Participant’s termination of employment with the Participating Employer’s until after the end of the Plan Year in which such termination of employment occurs), and thereafter through the last business day immediately preceding the payment date the Class Year Deferrals shall be deemed invested in Stable Capital Fund (or Stable Asset Fund for a legacy Fleet Associate).

(f) Timing of Annual Installments.

Annual Installments Following Termination of Employment. For any Class Year Deferrals payable as annual installments following termination of employment, the first installment shall be paid within ninety (90) days following the end of the Plan Year in which the Participant terminates employment with the Participating Employers; provided, however, that if the Personnel Group is not notified of a Participant’s termination of employment with the Participating Employer’s until after the Plan Year in which the termination of employment occurs, then the first installment shall be paid by the end of the Plan Year following the Plan Year of termination of employment. Each subsequent installment shall be paid within ninety (90) days following the end of each subsequent Plan Year during the selected payment period. The amount of each installment payment shall equal the balance of the Class Year Deferrals as of the last business day immediately preceding the applicable payment date divided by the number of remaining installments (including the installment then payable). For a Participant who terminates employment with the Participating Employers having satisfied the Rule of 60, the Participant shall continue to be eligible to elect from among the available deemed investment vehicles pursuant to Section 3.5 through the last business day immediately preceding the final payment. For any other Participant, the Participant shall continue to be eligible to elect from among the available deemed investment vehicles pursuant to Section 3.5 through the end of the Plan Year in which the Participant terminates employment (or, if applicable, through the end of a subsequent calendar month as determined by the Personnel Group if the Personnel Group is not notified of a Participant’s termination of employment with the Participating Employer’s until after the end of the Plan Year in which such termination of employment occurs), and thereafter until the last business day immediately preceding the final payment the Class Year Deferrals shall be deemed invested in the Stable Capital Fund (or Stable Asset Fund for a legacy Fleet Associate).

Annual Installments Commencing In Specified Year. For any Class Year Deferrals payable as annual installments commencing in a specified year elected by a Participant, the first annual installment shall be payable during the first ninety (90) days of the applicable Plan Year of commencement elected by the Participant. Each subsequent installment shall be paid within ninety (90) days following the end of each subsequent Plan Year during the selected payment period. The amount of each installment payment shall equal the balance of the Class Year Deferrals as of last business day immediately preceding the applicable payment date divided by the number of remaining installments (including the installment then payable). If the Participant terminates employment with the Participating Employers during the installment payment period, then:

(i)	if the Participant terminated employment having satisfied the Rule of 60, the Participant shall continue to be eligible to elect from among the available deemed investment vehicles pursuant to Section 3.5 through the last business day immediately preceding the final payment; and

(ii)	for any other Participant, the Participant shall continue to be eligible to elect from among the available deemed investment vehicles pursuant to Section 3.5 through the end of the Plan Year in which the Participant terminates employment (or, if applicable, through the end of a subsequent calendar year as determined by the Personnel Group if the Personnel Group is not notified of a Participant’s termination of employment with the Participating Employer’s until after the end of the Plan Year in which such termination of employment occurs), and thereafter until the last business day immediately preceding the final payment the Class Year Deferrals shall be deemed invested in the Stable Capital Fund (or Stable Asset Fund for a legacy Fleet Associate).

(g) Death of a Participant. If a Participant dies before having been paid the entire balance of the Participant’s Account (including a Participant receiving installment payments), the remaining unpaid balance of the Account shall be payable to the Participant’s Beneficiary in a single cash payment within ninety (90) days following the end of the Plan Year in which the Participant dies; provided, however, that if the Personnel Group is not notified of a Participant’s death until more than ninety (90) days after the end of the Plan Year in which such death occurs, then payment shall be made within ninety (90) days after the end of the Plan Year in which such notice of death is received by the Personnel Group. The Account shall be deemed invested in the Stable Capital Fund (or Stable Asset Fund for a legacy Fleet Associate) from the date notice of death is received by the Personnel Group until the last business day immediately preceding the final payment of the Account.

(h) Withdrawals on Account of an Unforeseeable Emergency. A Participant may, in the Personnel Group’s sole discretion, receive a refund of all or any part of the amounts previously credited to the Participant’s Accounts in the case of an “unforeseeable emergency.” A Participant requesting a payment pursuant to this Section shall have the burden of proof of establishing, to the Personnel Group’s satisfaction, the existence of such “unforeseeable emergency,” and the amount of the payment needed to satisfy the same. In that regard, the Participant shall provide the Personnel Group with such financial data and information as the Personnel Group may request. If the Personnel Group determines that a payment should be made to a Participant under this Section such payment shall be made within a reasonable time after the Personnel Group’s determination of the existence of such “unforeseeable emergency” and the amount of payment so needed. The Personnel Group may in its discretion establish the order in which amounts shall be withdrawn under this Section from a Participant’s Accounts. As used herein, the term “unforeseeable emergency” means a severe financial hardship to a Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that shall constitute an “unforeseeable emergency” shall depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. Examples of what are not considered to be “unforeseeable emergencies” include the need to send a Participant’s child to college or the purchase of a home. Withdrawals of amounts because of an “unforeseeable emergency” shall not exceed an amount reasonably needed to satisfy the emergency need. The Personnel Group shall also permit an “unforeseeable emergency” request to be made under this Section 3.8(h) by a Participant’s Beneficiary following the Participant’s death.

(i) Special Provisions for “Specified Employees”. Notwithstanding any provision herein to the contrary, to the extent applicable, in no event shall any payment hereunder be made to a “specified employee” within the meaning of Code Section 409A earlier than six months after the date of the Participant’s termination of employment with the Participating Employers, except in connection with the Participant’s death.

Section 3.9 General Payment Provisions.

(a) Payments for Participants Who Terminated Employment Prior to 2005. Payments to any Participant who terminated employment with the Participating Employers prior to 2005 shall be made in accordance with the provisions of the Restoration Plan as in effect prior to 2005.

(b) Other Payment Provisions. To be effective, any elections under Sections 3.7 or 3.8 above shall be made on such form, at such time and pursuant to such procedures as determined by the Personnel Group in its sole discretion from time to time. Any deferral or payment hereunder shall be subject to applicable payroll and withholding taxes. In the event any amount becomes payable under the provisions of the Restoration Plan to a Participant, Beneficiary or other person who is a minor or an incompetent, whether or not declared incompetent by a court, such amount may be paid directly to the minor or incompetent person or to such person’s fiduciary (or attorney-in-fact in the case of an incompetent) as the Personnel Group, in its sole discretion, may decide, and the Personnel Group shall not be liable to any person for any such decision or any payment pursuant thereto.

Section 3.10 Catch-Up Contributions. Certain Eligible Associates may become eligible under the 401(k) Plan to make “catch-up” contributions (within the meaning of Section 414(v) of the Code). Any such catch-up contributions made to the 401(k) Plan shall not in any manner affect the determination of the amount of deferrals to the Restoration Plan under Section 3.3. Instead, such catch-up contributions shall be in addition to the aggregate combined deferrals elected to the 401(k) Plan and Restoration Plan hereunder.

Section 3.11 Special Provisions Related to Completion Incentives. For an Eligible Associate who receives a Completion Incentive in a Plan Year which relates to one or more prior Plan Years, the following provisions shall apply:

(i) The Personnel Group, upon consultation with the appropriate business unit, shall allocate the Completion Incentive among the applicable Plan Years for which it was deemed earned.

(ii) Any deferral under Section 3.3 above shall be determined separately with respect to the Restoration Plan deferral election (if any) in effect for each Plan Year for which the Completion Incentive was deemed earned. The applicable Restoration Plan deferral election in effect for each such Plan Year shall be applied against the portion of the Completion Incentive allocated to such Plan Year under subparagraph (i) above. Any such portion of the Completion Incentive deferred under the Restoration Plan with respect to a Plan Year shall be part of the Class Year Deferrals for that Plan Year.

(iii) Each deferral to the Restoration Plan with respect to the Completion Incentive determined under subparagraph (ii) above shall be eligible for a matching contribution under the Restoration Plan in accordance with, and subject to, the provisions of Section 3.4 above. Such matching contributions shall be determined separately with respect to each Plan Year for which the Completion Incentive was deemed earned.

(iv) Although the Completion Incentive may relate to one or more prior Plan Years, the related deferrals and matching contributions to be made under subparagraphs (ii) and (iii) above shall be credited in an administratively reasonable time following notification to the Personnel Group of the Completion Incentive having been paid without any adjustment for earnings.

Section 3.12 Other Contributions. The Participating Employers may from time to time, in their sole and exclusive discretion, elect to credit a Participant’s Account with additional amounts not otherwise contemplated by this Article III.

ARTICLE IV

AMENDMENT AND TERMINATION

Section 4.1 Amendment and Termination. The Corporation shall have the right and power at any time and from time to time to amend the Restoration Plan in whole or in part, on behalf of all Participating Employers, and at any time to terminate the Restoration Plan or any Participating Employer’s participation hereunder; provided, however, that no such amendment or termination shall reduce the amount actually credited to the Account(s) of any Participant (or beneficiary of a deceased Participant) on the date of such amendment or termination, or further defer the due dates for the payment of such amounts, without the consent of the affected person. To the extent permitted by Code Section 409A, in connection with any termination of the Restoration Plan the Corporation shall have the authority to cause the Accounts of all Participants (and beneficiary of any deceased Participants) to be paid in a single sum payment as of a date determined by the Corporation or to otherwise accelerate the payment of all Accounts in such manner as the Corporation shall determine in its discretion.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.1 Nature of Plan and Rights. The Restoration Plan is unfunded and intended to constitute an incentive and deferred compensation plan for a select group of officers and key management employees of the Participating Employers. If necessary to preserve the above intended plan status, the Committee, in its sole discretion, reserves the right to limit or reduce the number of actual participants and otherwise to take any remedial or curative action that the Committee deems necessary or advisable. The Accounts established and maintained under the Restoration Plan by a Participating Employer are for accounting purposes only and shall not be deemed or construed to create a trust fund of any kind or to grant a property interest of any kind to any Associate, designated beneficiary or estate. The amounts credited by a Participating Employer to such Accounts are and for all purposes shall continue to be a part of the general assets of such Participating Employer, and to the extent that an Associate, beneficiary or estate acquires a right to receive payments from such Participating Employer pursuant to the Restoration Plan, such right shall be no greater than the right of any unsecured general creditor of such Participating Employer.

Section 5.2 Termination of Employment. For the purposes of the Restoration Plan, an Associate’s employment with a Participating Employer shall not be considered to have terminated so long as the Associate is in the employ of any Participating Employer, other member of the Controlled Group or any other entity as the Personnel Group may designate.

Section 5.3 Spendthrift Provision. A Participant’s or Beneficiary’s rights and interests under the Plan may not be assigned or transferred by the Participant or Beneficiary. In that regard, no part of any amounts credited or payable hereunder shall, prior to actual payment, (i) be subject to seizure, attachment, garnishment or sequestration for the payment of debts, judgments, alimony or separate maintenance owed by the Participant or any other person, (ii) be transferable by operation of law in the event of the Participant’s or any person’s bankruptcy or insolvency or (iii) be transferable to a spouse as a result of a property settlement or otherwise. Notwithstanding the foregoing, the Participating Employers shall have the right to offset from a Participant’s unpaid benefits under the Restoration Plan any amounts due and owing from the Participant to the extent permitted by law.

Section 5.4 Employment Noncontractual. The establishment of the Restoration Plan shall not enlarge or otherwise affect the terms of any Associate’s employment with his Participating Employer, and such Participating Employer may terminate the employment of the Associate as freely and with the same effect as if the Restoration Plan had not been established.

Section 5.5 Adoption by Other Participating Employers. The Restoration Plan may be adopted by any Participating Employer participating under the 401(k) Plan, such adoption to be effective as of the date specified by such Participating Employer at the time of adoption.

Section 5.6 Applicable Law. The Restoration Plan shall be governed and construed in accordance with the laws of the State of North Carolina, except to the extent such laws are preempted by the laws of the United States of America.

Section 5.7 Merged Plans. From time to time the Participating Employers may cause other nonqualified plans to be merged into the Restoration Plan. Schedule 5.7 attached hereto sets forth the names of the plans that merged into the Restoration Plan by January 1, 2005 and their respective merger dates. Schedule 5.7 shall be updated from time to time to reflect mergers after January 1, 2005.

Upon such a merger, the account balance(s) immediately prior to the date of merger of each participant in the merged plan shall be transferred and credited as of the merger date to one or more accounts established under the

Restoration Plan for such participant, including without limitation a Predecessor Company Account as determined by the Personnel Group. From and after the merger date, the participant’s rights shall be determined under the Restoration Plan, and the participant shall be subject to all of the restrictions, limitations and other terms and provisions of the Restoration Plan. Not in limitation of the foregoing, each Restoration Plan Account established for the participant as a result of the merger shall be periodically adjusted when and as provided in Section 3.5 hereof as in effect from time to time and shall be paid at such time and in such manner as provided in Section 3.7 and Section 3.8 hereof, except to the extent otherwise provided on Schedule 5.7. The Personnel Group shall, in its discretion, establish any procedures it deems necessary or advisable in order to administer any such plan mergers, including without limitation procedures for transitioning from the method of account adjustments under the prior plan to the methods provided for under the Restoration Plan. The Personnel Group may also establish any special distribution or other rules with respect to such balances, which such special rules shall be specified on Schedule 5.7.

Section 5.8 Status Under the Act. The Restoration Plan is maintained for purposes of providing deferred compensation for a select group of management or highly compensated employees. In addition, to the extent that the Restoration Plan makes up benefits limited under the 401(k) Plan as a result of Section 415 of the Code, the Restoration Plan shall be considered an “excess benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended.

Section 5.9 Compliance With Code Section 409A. The Restoration Plan is intended to comply with Code Section 409A. Notwithstanding any provision of the Restoration Plan to the contrary, the Restoration Plan shall be interpreted, operated and administered consistent with this intent.

Section 5.10 Claims Procedure. Any claim for benefits under the Restoration Plan by a Participant or Beneficiary shall be made in accordance with the claims procedures set forth in the 401(k) Plan.

[SIGNATURE ON NEXT PAGE]

IN WITNESS WHEREOF, this instrument has been executed by the Corporation on December 20, 2005 and effective as of January 1, 2005.

BANK OF AMERICA CORPORATION

By:	/s/ J. STEELE ALPHIN
J. Steele Alphin Corporate Personnel Executive

SCHEDULE 5.7

MERGED PLANS AS OF JANUARY 1, 2005

Plan Name	Date of Merger
C&S Policy Committee Supplemental Savings Plan	December 31, 1992

C&S Key Executive Supplemental Savings Plan	December 31, 1992

C&S/Sovran Supplemental Retirement Plan for Former Sovran Executives (Thrift Restoration Benefits)	December 31, 1992

First & Merchants Corporation Deferred Management Incentive Compensation Plan	March 31, 1993

Sovran Deferred Compensation Plan	March 31, 1993

NationsBank of Texas, N.A. Profit Sharing Restoration Plan	March 31, 1993

Thrift Plan Reserve Account Maintained Under the NationsBank Corporation and Designated Subsidiaries Supplemental Executive Retirement Plan	March 31, 1993

Bank South Executive Bonus Deferral Plan	July 1, 1996

Boatmen’s Bancshares, Inc. Executive Deferred Compensation Plan	December 31, 1997

Fourth Financial Corporation Executive Deferred Compensation Plan	December 31, 1997

NationsBank Corporation Key Employee Deferral Plan	April 1, 1998

Deferred compensation components of the NationsBank Corporation Executive Incentive Compensation Plan	April 1, 1998

Management Excess Savings Plan of Barnett Banks, Inc. and its Affiliates	December 31, 1998

BankAmerica Deferred Compensation Plan	June 30, 2000

BankAmerica Supplemental Retirement Plan	June 30, 2000